Exhibit 99.1

TUCOWS FILES INTENTION TO MAKE A
NORMAL COURSE ISSUER BID

TORONTO, February 15, 2007—Tucows Inc. (TSX:TC, AMEX: TCX)today announced that the Toronto Stock Exchange (“TSX”) has accepted a notice of its intention to make a normal course issuer bid through the facilities of the TSX.  The normal course issuer bid is intended to be part of the share buy-back program previously announced by the Company on January 9, 2007.  Tucows will have the option to purchase its shares either through the facilities of the TSX or the Amex Stock Market.

The notice filed with the TSX provides that Tucows may, during the twelve-month period commencing February 16, 2007 and ending February 15, 2008, purchase up to 5,698,398 common shares in total, being approximately 10% of the public float of Tucows.  The price which Tucows will pay for any such shares would be the market price at the time of acquisition.  As of February 12th, 2007 there were 76,116,834 common shares outstanding.  All shares purchased by Tucows under the normal course issuer bid will be cancelled.

The timing and exact number of common shares purchased will be at the Company’s discretion and will depend on market conditions and may be suspended or discontinued at any time.  Subject to applicable securities laws and stock exchange rules, all purchases will occur through the open market and may be in large block purchases.  The Company does not intend to purchase its shares from its management team or other insiders.

NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.

About Tucows—Tucows Inc. provides Internet services and download libraries through a global distribution network of 7,000 service providers. This distribution network primarily consists of web hosting companies, ISPs (Internet Service Providers) and other Internet related service companies. These companies use Tucows’ provisioned services to offer solutions to their customers: enterprises, small and medium businesses and consumers. Tucows is an accredited registrar with ICANN (the Internet Corporation for Assigned Names and Numbers) and earns most of its revenue from domain name registration services plus hosted email, spam and virus protection, Blogware, website building tools, the Platypus Billing System and digital certificates. For more information, please visit: www.tucowsinc.com.

Contact:
Leona  Hobbs
Director, Communications
Tucows Inc.
416-538-5450
ir@tucows.com

This news release contains, in addition to historical information, forward-looking statements related to the Company’s proposed stock buy-back program, including the timing, price and exact number of shares to be purchased under the stock buy-back program. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, including the Company’s performance during the buy-back period that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and Tucows assumes no obligation to update such forward-looking statements.